Exhibit 5.1

Eric Blanchard
+1 212 479 6565
eblanchard@cooley.com

February 25, 2021

MacroGenics, Inc.
9704 Medical Center Drive
Rockville, MD 20850

We have represented MacroGenics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,960,168 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP 55 Hudson Yards New York, NY 10001
t: (212) 479-6000 f: (212) 479-6275 cooley.com